Exhibit 99.1

[ONEOK Partners Logo]	NEWS
July 17, 2007	Analyst Contact: Christy Williamson
918-588-7163
Media Contact: Megan Washbourne
918-588-7572

ONEOK Partners Increases Quarterly Distribution

TULSA, Okla. - July 17, 2007 - The board of directors of ONEOK Partners, L.P. (NYSE: OKS) today announced that it has increased the partnership's quarterly cash distribution to $1.00 per unit from 99 cents per unit, effective for the second quarter 2007, resulting in an annualized distribution of $4.00. The distribution is payable Aug. 14, 2007, to unitholders of record as of July 31, 2007.

"This is the sixth consecutive quarter we have raised the distribution - a 25 percent increase over that period - demonstrating our commitment to grow distributions to unitholders," said John W. Gibson, president and chief executive officer of ONEOK Partners. "With the recently announced acquisition of Kinder Morgan Energy Partners' natural gas liquids assets and our more than $1.5 billion of internally generated growth projects under way between now and 2009, we have additional opportunities for future distribution growth."

ONEOK Partners in April 2006 increased its quarterly distribution to 88 cents per unit from 80 cents per unit, in July increased it to 95 cents per unit, in October increased it to 97 cents per unit, in January increased it to 98 cents per unit and in April increased it to 99 cents per unit.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Our general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

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